UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RENT-A-CENTER, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

ENGAGED CAPITAL CO-INVEST V, LP

ENGAGED CAPITAL CO-INVEST V-A, LP

ENGAGED CAPITAL FLAGSHIP FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

ENGAGED CAPITAL, LLC

ENGAGED CAPITAL HOLDINGS, LLC

GLENN W. WELLING

JEFFREY J. BROWN

MITCHELL E. FADEL

CHRISTOPHER B. HETRICK

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 25, 2017, Engaged Capital issued the following press release:

ENGAGED CAPITAL EXPOSES RENT-A-CENTER BOARD’S LATEST ATTEMPT TO USE CORPORATE MACHINERY AS AN ENTRENCHMENT TACTIC

•	RCII changes record date for upcoming Annual Meeting without ANY notice to stockholders.

•	Engaged Capital initiates litigation in Delaware to protect stockholders’ rights and restore the record date previously announced by RCII.

•	RCII Board still silent regarding Engaged Capital’s month-old request for Poison Pill waiver. Engaged Capital confirmed no intention to mount takeover bid, should not be prevented from purchasing additional shares.

•	RCII previously attempted to disqualify and/or impede Engaged Capital’s nominees, singularly and as a group.

Newport Beach, CA, April 25, 2017 /Business Wire/ - Engaged Capital, LLC, an investment firm specializing in enhancing the value of small and mid-cap North American equities, today called on the Board of Directors (the “Board”) of Rent-A-Center, Inc. (“RCII” or the “Company”) (NASDAQ: RCII) to reverse its latest attempt to manipulate the Company’s corporate machinery to further entrench the Board and disenfranchise stockholders and restore the previously disclosed record date of April 10, 2017.

Changing the Record Date Without Proper Notice

On April 24, 2017, RCII revealed in a filing with the Securities and Exchange Commission that it changed the previously established record date for stockholders entitled to vote in connection with the 2017 annual meeting of stockholders (the “Annual Meeting”), originally set as April 10, 2017, to a new record date of April 24, 2017. The Board made this change without providing any notice to stockholders until after the market closed on April 24, 2017.

RCII’s lack of proper notice to stockholders (particularly institutional stockholders who participate in stock lending programs) regarding the change in record date will result in many stockholders losing the right to vote in connection with the Annual Meeting because it will be impossible for them to recall their shares and have them in good voting order as of the new record date. To be clear, Engaged Capital did not lend any of its shares.

Engaged Capital is concerned that the Board may have intentionally attempted to disenfranchise stockholders who may have sold or loaned stock since April 10, 2017, and to include the votes of stockholders friendly to management who acquired shares after that date, but prior to the new record date of April 24, 2017, to further manipulate the stockholder vote.

Glenn W. Welling, Chief Investment Officer of Engaged Capital stated, “In my 25 years in business, I have never seen such a deliberate attempt to disenfranchise the owners of a company as we have witnessed with RCII’s change to the record date. This is a blatant and unforgivable affront to RCII stockholders from our supposed fiduciaries. We will do everything in our power to protect stockholders’ rights, including initiate litigation in Delaware, which we have commenced, to thwart the Board’s fickle attempt to entrench themselves.”

The Poison Pill

On March 28, 2017, RCII announced the adoption of a stockholder rights plan (the “Poison Pill”) generally preventing stockholders from acquiring 15% or more of the Company’s outstanding stock. RCII further limited the ability of stockholders to acquire securities of the Company by including derivative securities in the definition of beneficial ownership under the terms of the Poison Pill – regardless of whether or not there are voting rights attached to such securities. At the time the Poison Pill was announced, Engaged Capital owned approximately 16.9% of RCII’s outstanding stock and had an additional economic interest equal to 3.6% of the outstanding stock.

With its ownership already exceeding the threshold established by the Poison Pill, Engaged Capital sent a letter to RCII on March 28, 2017 requesting a waiver to the Poison Pill. In its request, Engaged Capital made clear that it had no intention to mount a takeover bid or participate in any change of control transaction for RCII, and thus should not be prevented from acquiring up to 19.9% of RCII’s outstanding stock (or a 24.9% economic interest in the Company). To date, the Board has refused to respond to Engaged Capital’s request.

In response to the Board’s refusal to even respond to Engaged Capital’s request, Mr. Welling commented “It is apparent to us that the Poison Pill was designed to prevent Engaged Capital from acquiring additional shares rather than to protect stockholders from an interested acquirer not paying a significant control premium for the Company.”

Attempts to Impede or Disqualify Engaged Capital’s Nominees:

On March 3, 2017, Engaged Capital received correspondence from RCII’s counsel regarding alleged deficiencies with Engaged Capital’s nomination notice, including the failure of Engaged Capital’s nominees to consent to being named in the Company’s proxy statement. In response, Engaged Capital was forced to bring an action in the Delaware Court of Chancery to seek an order declaring the validity of Engaged Capital’s nomination notice and prohibiting the Company from including Engaged Capital’s nominees in its proxy statement (which Engaged Capital believed would be inequitable by virtue of increasing RCII’s chance of winning an election contest because its proxy card would have a larger number of candidates listed and could mislead stockholders into believing Engaged Capital’s nominees supported RCII's existing leadership). It was not until after the court granted Engaged Capital’s motion to expedite the action that RCII capitulated and disclosed that it would not include any of Engaged Capital’s nominees in its proxy statement.

Separately, RCII commenced an arbitration proceeding against Engaged Capital’s nominee Mitchell E. Fadel in connection with a since terminated consulting agreement between Mr. Fadel and Engaged Capital in an apparent attempt to disrupt the parties’ relationship. RCII also challenged Engaged Capital’s nomination of William K. Butler on multiple grounds until his nomination was ultimately withdrawn.

Mr. Welling concluded, “Through its repeated attempts to manipulate the Company’s corporate machinery to frustrate stockholder-led change, its continued disregard of stockholder calls to consider evaluating all strategic alternatives prior to pursuing a high-risk turnaround plan, and the directors’ apparent failure to act as independent fiduciaries for stockholders, the Board has made a compelling case that it is desperately in need of significant and meaningful change.”

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

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